Exhibit 4.28

Please note that these documents are English translations of the original Chinese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Chinese original, the latter shall prevail.

Xiame Software Park Housing

Lease Contract

Party A (lessor): Xiamen Information Group Co., LTD

Party B (lessee): Xiamen Pop Network Technology Co., LTD

In accordance with relevant laws and regulations, party A and Party B reach an agreement through friendly negotiation and hereby conclude this Contract for mutual compliance.

Article 1 Location, area, function and use of the lease

1.1 Party A leases Unit 304 (hereinafter referred to as the Lease), Floor 3,168, Fengqi Road, Software Park, Torch High-tech Zone, Xiamen to Party B. The building area of the leased property is jointly confirmed by both parties to be 500.91 square meters, and agrees to take this as the basis for calculating and collecting the lease fees. If it is found that the actual building area is different from the agreed building area after the signing of this Contract, the monthly rent standard agreed herein and the fees hereunder shall not be adjusted.

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1.2 Functions and uses of the leased property: Office building, to be used by Party B as an office. Without the written permission of Party A, Party B shall not change the purpose of the lease.

1.3 Party B confirms that it has investigated the current situation of the leased property and its surrounding environment before the signing of this Contract, and will voluntarily lease the premises based on its independent judgment.

Article 2 Lease term

2.1 The lease term is one year, from March 21,2024 to March 20,2025.

Article 3 Lease fee and payment method

3.1 Rent standard

The unit price of the lease item is RMB two hundred and five yuan / square meter ● month (RMB 25 yuan / square meter ● month), and ☑ will not increase during the contract period.

The specific rent standard is as follows:

Year of lease	Unit Price (Yuan / m² ● month)	Monthly rent (RMB)	Quarterly rent Gold (yuan)	Current rent (RMB)	Pricing time
the first year	25	12522.75	37568.25	150273	21 March 2024 to 20 March 2025
amount to	150273

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The contract price is RMB one hundred and fifty-two hundred and seventy-three only (¥: RMB 150,273), excluding tax amount of RMB one hundred and forty-three thousand one hundred and seventeen four (¥: RMB 143117.14), RMB seven one hundred and fifty-six (¥: RMB 7 155.86), and VAT tax rate of 5%. This contract is calculated at the price including tax. During the term of this contract, in case of any change in the national tax policy, the tax price and VAT excluding tax shall be recalculated by the applicable national tax policy when the invoice is issued.

3.2 Payment method

3.2.1 Rent is one payment period for every three months. Within 5 working days from the date of signing this Contract, Party B shall pay the first rent to Party A, and after which Party B shall pay the current rent to Party A to the following account designated by Party A (or the account confirmed by Party A in writing) before the 15th of the first month of each period:

Account: Xiamen

Information Group Co., Ltd.

Bank: Xiamen

Branch, China

Construction Bank

Account No.: 35101535001059595959

3.2.2 During the lease term, Party B shall bear the property management fee, public maintenance fee, water and electricity fee, and the payment standards are as follows:

3.2.2.1 The property management fee shall be paid at the fee standard published by the property management company designated by Party A;

3.2.2.2 Housing public maintenance gold to Xiamen City price Bureau announced the fee standard payment;

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3.2.2.3 The water and electricity charges generated by Party B in renting the leased property and the shared water and electricity charges generated during the lease term shall be paid according to the fee standard published by Xiamen Municipal Water Bureau and Electric Power Bureau.

The above property management fee, public maintenance fee and water and electricity fee shall be paid by Party B to the property company designated by Party A on time according to the payment time notified by the property company designated by Party A.

3.2.3 During the lease term, Party A shall pay the relevant operation tax according to law, and Party B shall specify the type of VAT invoice issued by Party A:

☐ 1. VAT general invoice Company / individual name:

identification number of the taxpayer:

☑ 2. Special VAT invoice

When issuing the VAT special invoice,

Party B shall provide the following

information: Company name: Xiamen Pupu

Network Technology Co., LTD

Taxpayer identification number: 91350200MA2YAA5R62

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Address: Unit 208, No.168, Fengqi Road,

Phase III, Xiamen Software Park

Tel: 0592-5968189

Bank: China Merchants Bank Co., Ltd.

Xiamen Software Park Sub-branch

Account number: 592904705310701

3.2.4 Tax: Party B shall pay the taxes and administrative fees due by itself in strict accordance with the government regulations. If Party B fails to perform the tax obligations according to the provisions, all responsibilities shall be borne by Party B.

Article 4 Performance security deposit

4.1 Party B shall pay the performance security of RMB 30,8008 (¥: RMB 38,000) to Party A within 5 working days from the date of signing of this Contract. If Party B breaches the contract during the performance of this Contract, Party A shall have the right to directly deduct the compensation and related expenses from the performance deposit. If the deposit is insufficient to deduct, Party A shall have the right to recover from Party B.

4.2 After Party A deducthe performance bond to Party A, and the performance bond paid by Party B to Party A is insufficient for the amount of the performance bond agreed in the contract, Party B shall make up the amount within 3 days after receiving the notice from Party A. Otherwise, Party B shall be deemed to breach the contract and Party A shall have the right to hold Party B liable for breach of contract according to party Bs overdue payment of rent.

4.3 at the termination of this contract (including early termination), if party b pay all the rent, and settle the property management fees and the lease of all expenses, and return the lease to party a according to this contract and there is no other default, party a after the termination of this contract, and the handover formalities within 20 working days, the performance deposit without interest. In case of breach of contract, Party A shall refund the balance of the performance bond without interest after Party B assumes the full liability for breach of contract.

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4.4 If the contract is terminated in advance or within 3 days after the expiration of this Contract, Party B shall go to the commercial registration authority for the cancellation of the registration of the business site of the leased property, otherwise Party A has the right not to return the performance deposit.

Article 5 Delivery of the lease item

5.1 Party A shall deliver the leased property to Party B for use according to the current situation, and Party B agrees to lease the leased property according to the current situation of the leased property and facilities.

5.2 Water and electricity supply facilities shall be delivered to Party B according to the current situation. If Party B needs to install self-use water and electricity facilities or expand the capacity (there shall be independent metering facilities), it shall apply to the property company designated by Party A in advance. After written approval, it shall be responsible for the installation and bear the relevant expenses, which shall be put into use after on-site review by the property company.

Article 6 Requirements for the use of the lease item

6.1 Party B shall use the leased item in strict accordance with the purpose and scope agreed herein and shall not be used for assembly and processing For other production purposes, there shall be no production assembly workshop and warehouse, shall not change the use without authorization, and shall not occupy public parts.

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6.2 party b shall strictly implement the provisions of the Xiamen fire management regulations, safety with fire, electricity, gas, set up fire control facilities, shall not use, blocking safe evacuation channel, safety exit, and strictly implement the corresponding management system, if the fire safety accident occurred during the lease term, party b shall bear all responsibility.

6.3 If Party B needs to set up billboards, signs, light boxes and other outdoor advertisements outside the leased property, it shall abide by the relevant management system of the park.

6.4 In case of destructive accidents of the premises and ancillary facilities caused by improper use or management of Party B, resulting in property loss or personal injury, Party B shall bear all legal liabilities, and Party A shall not bear any liabilities.

6.5 Party B shall be responsible for the interior decoration of the leased item and shall bear all costs.

6.6 During the lease term, without the written consent of Party A, Party B shall not sublet all or any part of the leased property or in the form of cooperative operation. If Party B really needs to sublease, it shall submit the written sublease application, the secondary lessee subject information / identity information and the sublease contract to Party A one month in advance. The sublease shall be made only after Party B meets the following conditions and obtains the written approval of Party A:

6.6.1 The sublease term shall not exceed the lease term agreed herein;

6.6.2 The lessee shall meet the following conditions: 1. There is no malicious breach of contract, a large amount of rent or the liability for breach of contract determined by the judicial organ; 2. in line with the industrial development direction of the park; 3. There is no bad operation record or other matters that may affect the performance of the lease contract.

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6.6.3 The sublease use shall not violate the use of the leased premises agreed herein;

6.6.4 Party B shall not sublet the price difference by simply earning the price difference.

Party a to party b sublease requirements and examination and approval of the lessee (including sublease contract) review or approval, as not agree to party b to sublet the rights and obligations of the transfer, more not as party a directly with the lessee lease (or direct management) relationship, party b still for the rights and obligations, shall not be the lessee did not pay (or delay payment) rent or not return the leased premises, refused to pay (or delay payment) lease fees or refuse to return (or delay teng return) rental premises. Party B shall ensure that the provisions of this Contract on the use requirements of the lease property are also applicable to the sub-lessee (including natural persons, legal persons, other organizations, etc.). Party B shall be responsible for handling and assuming any disputes and responsibilities caused by the illegal sublease. Party B shall bear any claims and debts arising during the lease term and handle the relevant disputes. Party B shall deal with any loss or disputes caused by Party B or the sub-lessee.follow If Party B violates the contract and causes losses to Party A or Party A pays reasonable fees for handling such disputes, including but not limited to, litigation (arbitration) fees, investigation fees, attorney fees, travel expenses, Party A shall have the right to claim compensation from Party B.

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6.7 Party B shall submit the internal decoration plan (including but not limited to the general level design drawing, strong and weak electricity layout drawing, etc.) to Party A for review, and shall enter the site for decoration only after Party As written confirmation. The main structure of the leased property shall not be changed during the decoration process.

6.8 Party B shall abide by the Xiamen Software Park Enterprise Management Regulations and other park management systems and relevant property management regulations, as well as the newly issued park management system and property management regulations promulgated after the signing of this Contract.

6.9 Party B shall not use the leased property for illegal activities, and shall not endanger party As interests of Party A or damage the public interests. Otherwise, Party B shall bear all legal liabilities, and Party A shall have the right to terminate this Contract and confiscate the performance security.

6.10 Upon expiration of the lease term or other termination of the contract, Party A shall have the option of the ownership of the decoration and expansion part of the leased property. If Party A requires that the decoration and extension parts of the leased property attached to the leased property be owned by Party A, Party B shall not dismantle the leased property by itself and maintain the current use status of the leased property. If Party A requests Party B in writing to restore the original state of the leased property, Party B shall dismantle the attached part of the decoration, decoration and expansion of the premises and bear the corresponding expenses. If the decoration, decoration and expansion of Party B are not the supplementary part of the premises, Party B shall have the right to dismantle the premises. Party A shall not compensate and Party B shall not damage the structure of the premises. If the leased property is damaged caused by the demolition of Party B, Party A shall have the right to ask Party B to compensate for the corresponding losses.

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6.11 If Party B violates the relevant provisions of this clause, Party A shall have the right to supervise its correction.

6.12 Party B shall handle the property insurance and third-party liability insurance in the leased property. If Party B is not insured and the property stored by Party B in the leased item suffers from water leakage, theft, fire, flood and other accidents or disasters, Party B shall be liable therefor.

Article 7 Repair and maintenance of the leased property and ancillary facilities and sites

7.1 Party B shall have the exclusive right to use the leased property and its attached facilities during the lease term. Party B shall be responsible for the maintenance, maintenance and annual review of the leased property and special facilities, and guarantee that upon termination of this Contract, the special facilities shall be returned to Party A along with the leased property except for natural losses during the lease term. Party A has the right to inspect this matter.

7.2 Party B shall be responsible for the proper use and maintenance of the leased property and its affiliated facilities, and shall eliminate all possible faults and dangers in time to remove all possible hidden dangers. For any destructive accident, property loss or personal injury caused by party Bs failure to repair it in time, Party B shall be liable liability to pay compensation.

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7.3 Party B shall take good care of the lease item during the lease term. If the lease item is damaged caused by non-natural losses, Party B shall be responsible for maintenance and expenses. If it is difficult to repair, Party B shall compensate for the corresponding losses.

Article 8. Return of the lease property

8.1 Upon the expiration of the lease term or the early termination of the contract, Party B shall empty the items in the leased property, clean up the site and return them to Party A. When Party B returns the leased property, both parties shall jointly participate in the acceptance inspection.

8.2 If Party B fails to move out the leased item within the time limit, Party A shall have the right not to provide or guarantee the water, electricity, gas, communication of the leased item and other conditions that affect the applicability of the leased item.

Party A shall also have the right to take back the leased property by itself from the overdue date, and all the articles within the leased scope shall be deemed to be abandoned by Party B. Party A shall have the right to dispose of all the articles within the leased scope at party B, and all losses caused thereby shall be borne by Party B. At the same time, Party A shall have the right to charge Party B the house use fee during the period of calculating twice the monthly rent of the current month upon the termination of the contract.

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Article 9 Modification and termination of the contract

9.1 If Party B has any of the following circumstances, Party A shall have the right to issue a notice requiring Party B to correct the breach of contract immediately. If the rectification is not completed within the time limit required by Party A, Party A shall have the right not to provide or guarantee the water, electricity, gas, communication of the leased property and other conditions that affect the applicability of the leased property. Party A shall also have the right to confiscate the performance security deposit, terminate the contract, take back the lease item by itself, and hold Party B liable for breach of contract. This Contract shall be terminated on the date when Party A notifies Party B in writing by fax or letter. Party B shall return the leased property to Party A according to this Contract; If Party A causes losses due to the termination of this Contract, it shall compensate Party A for such losses:

9.1.1 Failing to pay the rent payable by Party B or the relevant expenses incurred during the lease term for more than 15 days.

9.1.2 During the lease term, change the structure or purpose of the lease item without authorization.

9.1.3 During the lease term, without written approval or consent of Party A, sell, transfer, mortgage or take any other ownership of Party A.

9.1.4 Party B shall, during the lease term, use the leased property to store dangerous goods or engage in illegal business operations or illegal and criminal activities or damage the public interest.

9.1.5 Party B shall sublet or close all or any part of the leased property without the written consent of Party A

Make management and other means of disguised sublease.

9.1.6 Damage to the lease item, or other acts of breach hereof.

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9.1.7 Party B has major violations, violations or other events, which cause adverse effects to Party A and the software park.

This Contract shall be terminated on the date when Party A notifies Party B in writing by fax or letter.

9.2 If Party A has any of the following circumstances, Party B shall have the right to unilaterally terminate the Contract and hold Party A liable for breach of contract:

9.2.1 Party A fails to deliver or delays delivery of the leased item for more than 15 days, and Party B does not receive the leased item.

9.2.2 The main structure of the leased property is defective, which endangers the safety.

9.3 During the lease term, both parties may modify or terminate the Contract under any of the following circumstances:

9.3.1 Party A and Party B agree to modify or terminate this Contract in writing.

9.3.2 The leased property and its ancillary facilities are seriously damaged due to force majeure, and the contract cannot be further performed further.

Article 10 Liability for breach of contract

10.1 Both parties shall abide by the contract during the lease term. If either party breaches this Contract and causes losses to the other party, it shall be liable for compensation.

10.2 During the lease term, if Party B delays to pay the rent incurred by Party B and the lease process, Party A has the right to require Party B to pay the penalty; if the delay exceeds 15 days, Party A shall have the right to terminate the Contract in advance.

10.3 If Party B breaches this Contract and causes the early termination of the Contract (except as stipulated in Article 12.2), Party A shall have the right to confiscate the performance deposit and require Party B to pay the liquidated damages for the previous months rent upon the early termination of this contract. If the contract is terminated in advance due to Party Bs breach of contract or other reasons, Party A shall not compensate Party B for the decoration expenses.

10.4 During the lease term, if either party breaches the contract and causes losses to the other party or is investigated by a third party or subject to administrative punishment, the breaching party shall, in addition to making compensation according to this clause, compensate the reasonable expenses paid to the non-breaching party, including but not limited to:

10.4.1 Litigation costs, preservation costs, execution fees, arbitration fees, and other taxes and fees paid to the relevant government departments;

10.4.2 Lawyers fee, notary fee and evaluation fee;

10.4.3 Evidence preservation fee and other reasonable expenses incurred in the process of investigation and evidence collection;

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10.4.4 Travel expenses and business trip allowance.

10.5 If Party B fails to go through the cancellation registration procedures of the leased property with the commercial registration authority as agreed herein, party B shall pay party A liquidated damages of 0.5% of the total contract amount for each day overdue.

Article 11 Conditions of exemption

11.1 Party A and Party B shall not be liable for the failure to perform this Contract due to force majeure. Force majeure means the unforeseeable, unavoidable and insurmountable objective circumstances resulting in the uncontinued performance of this Contract, including but not limited to earthquake and war.

11.2 In any of the following circumstances, Party A shall have the right to unilaterally terminate the Contract:

11.2.1 Demolition, reconstruction, requisition and expropriation;

11.2.2 Land allocation and transfer;

11.2.3 Planning adjustment, design change or change or change of the specific use of the land;

11.2.4 Party A is restructured or no longer assumes operation and management responsibilities due to other reasons;

11.2.5 party committees at all levels, government, general office, the relevant administrative departments, government temporary coordination agencies, office, headquarters and head (including deputy), party as holdings with special documents, resolutions, meeting minutes, instructions, instructions or instructions form of land, building for other purposes or require party a to recover the land, building decision;

11.2.6 Party A decides to dismantle and rebuild, permanently dismantle and structural transform the leased property or make major changes to its use:

11.2.7 Changes, modifications or other changes in laws, regulations and normative documents shall lead to the unsuitability of leasing of the leased property;

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11.2.8 The administrative Committee of the Municipal Software Park, the institutions undertaking its functions and powers, or its superior authorities, and the subject qualification requirements of the leased property have changed.

Party B has no objection to Party As exercise of the termination right specified in this Agreement; Party B has fully recognized and is willing to accept the losses caused by signing this Contract. Party B irrevocably waives its defense that,

The right to stop

Party B shall return the leased item within three months after receiving the notice from Party A without any conditions and waive the first performance or simultaneous performance of the defense. Both parties agree that Party A has the right to terminate the Contract without assuming any liability.

11.3 If either party is unable to perform this Contract due to force majeure, the party with the above force majeure shall immediately notify the other party by mail or fax, and shall provide the details of the force majeure within 30 days Failure to perform the contract, or in part, or the reasons for delay of performance.

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11.4 During the lease period of Party B, Party A shall not be liable for the temporary interruption of water, electricity and public facilities due to the normal maintenance or other reasons not attributable to Party A. However, Party A shall notify Party B in advance before the normal maintenance.

Article 12 Termination of the contract in advance

12.1 During the lease term, neither party shall terminate this Contract in advance without authorization, except for force majeure factors.

12.2 If Party B is really necessary to terminate the Contract in advance, it shall notify Party A in writing 60 days in advance with the written consent of Party A, and Party B shall complete the following procedures:

12.2.1 Return the leased property to Party A;

12.2.2 Pay the rent of the real lease term and other expenses incurred by this Contract;

12.2.3 Party B shall pay liquidated damages to Party A before the early termination of this Contract, which shall be the monthly rent of the current month upon the early termination of the contract;

12.2.4 Go through the registration procedures for the cancellation of the leased property with the commercial registration authority.

12.3 If Party B fails to terminate the contract in advance and cancel the lease as mentioned in the preceding paragraph, Party A shall have the right to confiscate all the performance deposit and recover all losses caused to Party A by the early lease cancellation from Party B.

12.4 If Party B terminates the contract in advance due to breach of contract or other reasons, Party A shall not compensate Party B for the decoration, decoration and other expenses.

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12.5 If Party A really needs to terminate the Contract in advance, it shall notify Party B in writing 30 days in advance. Party A shall pay party B liquidated damages, which is the monthly rent of the current month when the contract is terminated in advance, as compensation for the losses caused by the early termination. In addition, Party A shall not bear any liability and expenses.

Article 13 Termination of the contract

13.1 If the Contract is terminated in advance or upon expiration, Party B shall move out of the leased property on the date of early termination or expiration of the lease term and perform the contract in accordance with the provisions hereof.

13.2 Prior to the early termination of the Contract or the expiration of the term of validity, Party A shall determine the new rent standard and issue a new rental announcement according to the public lease. In the case of public leasing, Party B shall participate in the competition and exercise the legal rights in accordance with the rules formulated or implemented by Party A. If Party B does not participate, it shall be deemed to have waived the relevant rights.

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Article 14 Supplementary Provisions

14.1 Dispute settlement measures

14.1.1 Any dispute arising from or in connection with this Contract shall be settled by both parties through friendly negotiation; If no agreement can be reached, either party shall submit to Xiamen Arbitration Commission for arbitration in accordance with the Arbitration Rules (2020) (unless otherwise agreed in this Contract 2020). The arbitral award is final and binding on both parties. However, the parties agree to make the following changes to the arbitration rules:

14.1.1.1 Arbitration in accordance with Chapter VIII of the Rules shall not be subject to the limitation that the amount of dispute in Article 60 (1) of the Rules shall not exceed RMB 2 million yuan (RMB, the same below), and the right to apply for such change shall be waived.

14.1.1.2 Both parties agree that the Xiamen Arbitration Commission shall appoint an arbitrator as the sole arbitrator to arbitrate any dispute arising from or in connection with this Contract.

14.1.1.3 The time limit for submitting the defense and identity documents and filing a counterclaim (if any) shall be three days; the time limit for presenting evidence shall be five days.

14.1.1.4 Both parties agree that no arbitration shall be held. The arbitration tribunal may hear and make a ruling in writing according to the arbitration application, defense letter and other materials submitted by both parties.

14.1.1.5 Documents related to arbitration may be delivered by express delivery. The service addresses confirmed by both parties are as follows:

The address of service is: 5th floor, No.33, Guanri Road, Phase II, Xiamen Software Park

The address of Party B is: Unit 304,3, Floor, No.168 Fengqi Road, Software Park, Phase III, Jimei District

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In the event of any change in the service address of service, it shall notify the other party in writing, and the changed address shall be the valid service address from the date when the other party receives the notice of change.

Express delivery shall be deemed on the second day from the date of delivery; the relocation, rejection or no receipt shall not affect the effect of delivery. Neither party shall claim under the above pretext that it has not received the documents, notices or materials.

14.1.2 In case of any dispute and settlement by the above means, the parties shall continue to perform their other obligations under this Agreement except for the matters in dispute.

14.2 Other

14.2.1 Party B shall cooperate with Party As management personnel when inspecting the work. In case of emergency, party A shall timely notify Party A.

14.2.2 Xiamen innovation software park management co., LTD. Is a subsidiary of party a, according to the asset entrusted management agreement signed by party a and Xiamen innovation software park management co., LTD., the second and third phase assets leasing business and daily management maintenance entrust Xiamen innovation software park management co., LTD During the lease term, Party B agrees and accepts the management of the lease by Xiamen Innovation Software Park Management Co., Ltd., knowing that the company has the right to exercise the rights of the lessor and perform the obligations of the lessor without objection.

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14.2.3 The annexes hereto shall be an integral part of this Contract.

14.2.4. Upon signing this Contract, Party B shall submit a valid copy of the business license, a copy of the ID card of the legal representative, or a copy of the ID card of the lessee.

14.2.5 Service of relevant legal documents including, but not limited to, notices, collection and relevant legal documents under this Contract may be made as per 14.1.1.5 Service by treaty.

14.2.6 This Contract is made in two originals, with Party A holding one copy each; this Contract shall come into force after being signed by both parties.

14.2.7 For matters not covered herein, both parties may sign a supplementary agreement separately.

Party A: Xiamen Information Group Co., LTD	Party B: Xiamen Pupu Network Technology Co., LTD
Address: No.33, Guanri Road, Phase II, Software Park, Xiamen a storied building Tax registration No.: 913502005750305265	representative; Address: Fengqi Road, Phase III, Software Park, Torch High-tech Zone, Xiamen 168 N. C. 3rd Floor Tax registration No.: 91350200MA2YAA5R62

On March 21,2024	On March 21,2024
Signing place: Xiamen

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